EXHIBIT 99
News Release
FOR IMMEDIATE RELEASE
November 6, 2008

Contact:	David M. Kepler President and Chief Executive Officer Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS EARNINGS FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2008
Greenville, Ohio, November 6, 2008. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced the Corporation’s financial results for the first fiscal quarter. Due primarily to a non-cash impairment charge with respect to one investment, for the quarter ended September 30, 2008, the Corporation reported a net loss of $1.2 million, or $0.56 per share, compared to net income of $159,000, or $0.07 per share, for the same quarter in 2007.
The quarter-to-quarter decrease in income was attributed primarily to the non-cash impairment charge on investment securities of approximately $1.4 million resulting from an investment by the Corporation’s subsidiary, Greenville Federal, in the AMF Ultra Short Mortgage Fund (the “Fund”). Rating agency downgrades of the underlying mortgage-related securities held in the Fund had significantly decreased the net asset value of the Fund. In light of the continuing decline in the fair value of the Fund and the securities downgrades, the Board of Directors of Greenville Federal determined that the impairment in the value of the Fund is other-than-temporary, requiring the expensing of the impairment charge. The Corporation does not expect that the impairment charge will result in future cash expenditures. As of September 30, 2008 Greenville Federal’s investment in the Fund had a fair market value of $14.5 million.
Greenville Federal remained well capitalized under the Office of Thrift Supervision’s capital requirements at September 30, 2008, after the quarterly loss.
In addition to the impairment charge, the decrease in net income reflected an increase of $126,000, or 12.9%, in general administrative and other expenses, partially offset by an increase of $90,000, or 9.2%, in net interest income, a $12,000, or 5.6% increase in other income and a $9,000 decrease in federal income taxes.
Excluding the $1.4 million non-cash impairment charge on investment securities, the Corporation would have recorded net income of $144,000.
The increase in general, administrative and other expense for the quarter was due primarily to a $49,000 increase in other operating expenses , a $43,000 increase in employee compensation and benefits, an increase of $19,000 in data processing expense, and an increase of $13,000 in provision for loss on the sale of real estate acquired by foreclosure, partially offset by a decrease of $11,000 in franchise taxes.
The Corporation reported total assets of $121.6 million at September 30, 2008, total liabilities of $101.0 million, including deposits of $81.9 million, and total stockholders’ equity of $20.6 million.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30,
	2008	June 30,
	(Unaudited)	2008
ASSETS

Cash and cash equivalents	$4,996	$7,220
Investment securities	16,749	19,458
Loans receivable	90,085	89,851
Other assets	9,780	9,597

Total assets	$121,610	$126,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$81,913	$83,697
Advances from the FHLB	18,205	19,214
Other liabilities	938	1,359

Total liabilities	101,056	104,270

Stockholders’ equity	20,554	21,856

Total liabilities and stockholders’ equity	$121,610	$126,126

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended
	September 30,
	2008	2007
Total interest income	$1,734	$1,919

Total interest expense	663	938

Net interest income	1,071	981

Provision for losses on loans	—	—

Net interest income after provision for losses on loans	1,071	981

Other income	227	215

Impairment charge on investment securities	1,392	—

General, administrative and other expense	1,100	974

Income (loss) before income taxes	(1,194)	222

Income taxes	54	63

NET INCOME (LOSS)	$(1,248)	$159

EARNINGS (LOSS)
PER SHARE - basic and diluted	$(0.56)	$0.07